Exhibit 99.3

EXECUTION VERSION

LOCK-UP AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of June 23, 2014 between HudBay Minerals Inc., a corporation existing under the laws of Canada (the “Offeror”), and the individual or corporation named on the execution page hereof (the “Shareholder”).

WHEREAS:

A.                                    The Offeror made an offer dated February 10, 2014 (as subsequently amended and extended prior to the date of this Agreement) (the “Original Offer”) to purchase all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”) (other than any Augusta Shares owned directly or indirectly by the Offeror and its affiliates) and any Augusta Shares that may become issued and outstanding after February 10, 2014 but before the Expiry Time (as defined herein) upon the conversion, exchange or exercise of any Convertible Securities (as defined herein), together with the associated rights issued under the Shareholder Rights Plan (as defined herein) for consideration per Augusta Share of 0.315 common shares of the Offeror (“Hudbay Shares”);

B.                                    The Shareholder is the registered and/or direct or indirect beneficial owner of, or exercises control or direction over, the issued and outstanding Augusta Shares and Convertible Securities, as set out in Appendix I hereto (all such Augusta Shares, all Augusta Shares that the Shareholder may acquire or over which it may acquire direction or control after the date of this Agreement (including Augusta Shares acquired upon the exercise, exchange or conversion of Convertible Securities) being the “Subject Securities”);

C.                                    The Offeror has agreed to vary the Original Offer as provided in the support agreement between the Offeror and Augusta dated the date hereof (the “Support Agreement”, and the Original Offer, as varied in accordance with the Support Agreement, being the “Offer”), including to increase the consideration to include 0.17 of a Hudbay Warrant;

D.                                    All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Support Agreement; and

E.                                     The Shareholder acknowledges that the Offeror would not vary the Original Offer, or enter into any agreements with Augusta in support of the Offer, but for, among other things, the execution and delivery of this Agreement by the Shareholder.

NOW THEREFORE in consideration of the covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Offeror and the Shareholder agree that:

ARTICLE 1
COVENANTS OF THE SHAREHOLDER

1.1                                                                               General

The Shareholder shall from the date of this Agreement until the termination of this Agreement pursuant to Article 3:

(a)                                 not solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Augusta or any of its subsidiaries or entering into any Contract) the initiation of any inquiries, offers or proposals regarding an Acquisition Proposal;

(b)                                 not engage or participate in or otherwise knowingly facilitate any discussions or negotiations with, or provide an information to an person regarding, an Acquisition Proposal;

(c)                                  not accept, recommend, approve or enter into any letter of intent, agreement in principle, agreement, understanding or arrangement in respect of an Acquisition Proposal.

(d)                                 immediately cease and cause to be terminated any existing solicitation, encouragement discussion or negotiation with any person (other than the Offeror or its Representatives) with respect to any potential Acquisition Proposal, whether or not initiated by Augusta;

(e)                                  as soon as practicable and in any event within 24 hours following receipt by the Shareholder thereof (in his, her or its capacity as a securityholder of Augusta) notify the Offeror, at first orally and then as soon as possible thereafter within such 24 hour period in writing, of any inquiry, proposal or offer (or any amendment thereto) or request relating to or constituting an Acquisition Proposal, any request for discussions or negotiations, and/or any request for non-public information relating to Augusta, or any amendments to the foregoing; and such notice shall include the material terms and conditions of, and the identity of the person making, any inquiry, proposal or offer (including any amendment thereto), and shall include, in the case of a proposal or offer, copies of any such proposal or offer or any amendment to any of the foregoing; and shall keep the Offeror promptly and reasonably informed of the status, including any change to the material terms, of any such proposal or offer or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by the Offeror with respect thereto;

(f)                                   not, directly or indirectly, option, sell, transfer, pledge, encumber, grant any encumbrance on, security interest in or right in respect of, or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing, except pursuant to the Offer;

(g)                                  not, directly or indirectly, acquire or dispose of any securities in the capital of Augusta except pursuant to the Offer, and notify the Offeror in writing forthwith of the details of any such acquisition or disposition;

(h)                                 immediately revoke any proxy, power of attorney or other right to vote the Subject Securities granted on or prior to the date of this Agreement, and not, directly or indirectly, grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Augusta Shareholders or give consent or approval of any kind with respect to any of the Subject Securities;

(i)                                     not, directly or indirectly, vote or cause to be voted any of the Subject Securities in respect of any proposed action by Augusta or its securityholders or affiliates or any other person or take any other action that might reasonably be anticipated to prevent or delay the completion of the Offer or any other transaction contemplated by the Offer or this Agreement;

(j)                                    not take any action of any kind, directly or indirectly, that may cause the representations or warranties of the Shareholder under this Agreement to be untrue; and

(k)                                 not exercise any rights of dissent provided under applicable laws or otherwise in connection with the Offer.

Notwithstanding the foregoing, the Shareholder may transfer the Subject Securities: (i) to a corporation or other entity directly or indirectly owned or controlled by the Shareholder or under common control with the Shareholder provided that such corporation or entity agrees in writing to be bound by the terms hereof and forthwith delivers an executed counterpart of this Agreement to the Offeror, in form and substance satisfactory to the Offeror, acting reasonably; (ii) as a bona fide gift or gifts, provided that the donee or donees agrees in writing to be bound by the terms hereof and forthwith delivers an executed counterpart of this Agreement to the Offeror, in form and substance satisfactory to the Offeror, acting reasonably; or (iii) to any trust for the direct or indirect benefit of the Shareholder or immediate family of the Shareholder, provided that the trustees of the trust agree in writing to be bound by the terms hereof and forthwith delivers an executed counterpart of this Agreement to the Offeror, in form and substance satisfactory to the Offeror, acting reasonably.

1.2                                                                               Support

The Shareholder shall from the date of this Agreement until the termination of this Agreement pursuant to Article 3:

(a)                                 exercise, convert, or exchange, or surrender, all of the Augusta Share Options, RSUs and Restricted Shares constituting Subject Securities in sufficient time to tender or cause to be tendered the applicable Augusta Shares that are issued in connection with such exercise, conversion or exchange to the Offer in accordance with paragraph (c) below;

(b)                                 if the Shareholder holds, directly or indirectly, or controls notes issued pursuant to the note purchase agreement dated August 14, 2013 between Augusta, Richard W. Warke and Kestrel Holdings Ltd., the Shareholder shall convert or cause to be converted such notes into Augusta Shares in sufficient time to tender or cause to be tendered such Augusta Shares to the Offer in accordance with paragraph (c) below;

(c)                                  accept the Offer and deposit or cause to be deposited with the depositary under the Offer, all of the Subject Securities that are Augusta Shares as soon as practicable and in any event not later than five days prior to the Effective Time, together with all duly completed and executed letters of transmittal (as applicable) and such other documents or instruments as may be required in connection with such deposit, and not withdraw or take any action to withdraw (including giving any instructions to a broker or other person (as such terms is defined in the Securities Act (Ontario)) not to tender or to so withdraw) such deposited Subject Securities except in accordance with this Agreement; and

(d)                                 if the Offeror is seeking approval of its shareholders for the issuance of Hudbay Shares upon exercise of the HudBay Warrants and the Shareholder then holds or has the right to direct the voting of any HudBay Shares as of the record date of the applicable meeting of Hudbay shareholders, the Shareholder shall vote (or cause to be voted) its Hudbay Shares in favour of such approval.

1.3                                                                               Acknowledgements

(a)                                 If the Shareholder acquires any additional Augusta Shares or Convertible Securities following the date hereof, the Shareholder acknowledges that such additional Augusta Shares and/or Convertible Securities shall be deemed to be Subject Securities for purposes of this Agreement and the Shareholder shall abide by the terms of this Agreement in respect of such Augusta Shares and Convertible Securities; and

(b)                                 Notwithstanding any other provision of this Agreement, if the Shareholder is also a director and/or officer of Augusta, the Shareholder is bound under this Agreement solely as a securityholder of Augusta, and that the provisions of this Agreement shall not bind the Shareholder in his or her capacity as a director or officer of Augusta. If the Shareholder is also a director and/or officer of Augusta, the Shareholder acknowledges that Article 6 of the Support Agreement imposes certain restrictions on the actions of Augusta and its officers and directors and that this Agreement does not derogate from or reduce those restrictions.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1                                                                               Representations and Warranties of the Shareholder

The Shareholder represents and warrants to and in favour of the Offeror as follows as at the date hereof and immediately prior to the time at which the Subject Securities are acquired pursuant to the Offer, and acknowledges that the Offeror is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)                                 Appendix I accurately sets forth all of the Subject Securities as at the date of this Agreement;

(b)                                 the only securities of Augusta beneficially owned, directly or indirectly, or over which control or direction is exercised, by the Shareholder are those listed on Appendix I and except as set forth in Appendix I, neither the Shareholder nor any of its affiliates owns or holds any rights to acquire any additional securities of Augusta or any interest therein or any voting rights with respect thereto;

(c)                                  the Shareholder is either (i) the legal and beneficial owner of record, or (ii) the beneficial owner exercising control and direction over (but not the holder of record of), the Subject Securities set forth in Appendix I, in each case with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(d)                                 the Shareholder has the sole right to vote all the Subject Securities;

(e)                                  no person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Shareholder of any of the Subject Securities or any interest therein or right thereto, except the Offeror pursuant to this Agreement, and the Subject Securities are not subject to any shareholders’ agreement, voting trust or similar agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting the Subject Securities or the ability of the Shareholder to exercise ownership rights thereto, including the voting of the Subject Securities;

(f)                                   the Shareholder has all necessary power and authority to enter into this Agreement and this Agreement has been duly executed and delivered by the Shareholder;

(g)                                  this Agreement is and will be the legal, valid and binding obligation of the Shareholder and is and will be enforceable against the Shareholder in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(h)                                 no authorization, consent or approval of, or filing with, any public body, court, authority or securityholder is necessary for the consummation by the Shareholder of the Shareholder’s obligations under this Agreement;

(i)                                     this Agreement and the actions of the Shareholder to be taken in accordance with this Agreement do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with in any material manner, or allow any other person to exercise any rights under any of the terms or provisions of any agreement, contract or indenture to which the Shareholder is a party or by which the Shareholder’s property is bound (as applicable), and will not result in the violation of any law;

(j)                                    there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Shareholder, threatened against the Shareholder or its affiliates that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder;

(k)                                 The Shareholder has independently and without reliance upon the Offeror, and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement; and the Shareholder acknowledges that the Offeror has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement; and

(l)                                     If the Shareholder is not an individual, the Shareholder is validly existing under the laws of its jurisdiction of formation, continuance, incorporation or organization and has all necessary power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder.

2.2                                                                               Representations and Warranties of the Offeror

the Offeror represents and warrants as follows as at the date hereof and immediately prior to the time at which the Subject Securities are acquired pursuant to the Offer and, where applicable, covenants to the Shareholder as follows and acknowledges that the Shareholder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)                                 the Offeror is validly existing under the laws of Canada and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(b)                                 this Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation, enforceable by the Shareholder against the Offeror in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, (ii) general equitable principles or (iii) limitations under applicable laws in respect of rights of indemnity, contribution and waiver of contribution; and

(c)                                  the Hudbay Shares and the Hudbay Warrants to be issued pursuant to the Offer will, when issued pursuant to the Offer be duly and validly issued as fully paid and non-assessable securities of the Offeror.

ARTICLE 3
TERMINATION OF AGREEMENT

3.1                                                                               Termination

This Agreement may be terminated by notice in writing:

(a)                                 at any time by mutual consent of the Offeror and the Shareholder;

(b)                                 by the Offeror if:

(i)                                     any representation or warranty of the Shareholder in this Agreement is or becomes untrue or incorrect in any material respect;

(ii)                                  the Shareholder has not materially complied with its covenants to the Offeror contained herein; or

(iii)                               the Support Agreement is terminated in accordance with its terms;

(c)                                  by the Shareholder if:

(i)                                     the Offeror does not take up and pay for the Augusta Shares deposited under the Offer in accordance with the terms of the Offer; or

(ii)                                  the Support Agreement is terminated in accordance with its terms.

3.2                                                                               Effect of Termination

If this Agreement is terminated pursuant to Article 3, there shall be no liability or further obligation on the part of any party hereto; provided that nothing in this Section 3.2 shall release the parties to this Agreement of liability for breach of any representation, warranty or covenant of this Agreement occurring prior to the termination hereof.  Notwithstanding the foregoing Sections 3.2, 4.1, 4.11, 4.18 and 4.19 shall continue in full force and effect and survive any termination or purported termination of this Agreement or any of its terms.

ARTICLE 4
GENERAL

4.1                                                                               Disclosure

Except as required by Law or applicable stock exchange requirements, the Shareholder shall not make any public announcement or statement with respect to the Offer or this Agreement without the prior approval of the Offeror. The Shareholder consents to the Offeror disclosing the existence of this Agreement in any press release or other public disclosure document and consents to a copy of this Agreement being provided to Augusta and filed on, or submitted to, the System for Electronic Document Analysis and Retrieval (“SEDAR”) in Canada and the United States Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) on or following the date hereof. The Shareholder acknowledges and agrees that a summary of this Agreement and the negotiations leading to its execution and delivery may appear in public disclosure documents required by applicable securities laws in connection with the Offer.

4.2                                                                               Withholding

The Shareholder acknowledges that Augusta (and the Offeror, as applicable) shall withhold and remit to the relevant governmental authority any amounts necessary in compliance with applicable law and in connection therewith may withhold such number of Augusta Shares otherwise issuable on the exercise, conversion or exchange of Convertible Securities, as may be necessary to satisfy Augusta’s withholding obligations under applicable law.

4.3                                                                               Further Assurances

Each of the parties hereto shall use all commercially reasonable efforts do all such things and provide all such reasonable assurances as may be required to consummate the Contemplated Transactions, and each party shall provide such further documents or instruments as reasonably required by any other party as necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Time.

4.4                                                                               Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior express written consent of the other party. Notwithstanding the foregoing provisions of this Section 4.4, the Offeror may assign all or any part of its rights or obligations under this Agreement to an affiliate of the Offeror, provided that if such assignment takes place, the Offeror shall continue to be liable to the Shareholder for any default in performance by the assignee.

4.5                                                                               Survival

The representations and warranties set forth in this Agreement shall survive for a period of two years following the acquisition of the Subject Securities pursuant to the Offer, unless this Agreement is terminated in accordance with its Article 3 hereof, in which case the representations and warranties shall be terminated.

4.6                                                                               Time

Time shall be of the essence of this Agreement. In this Agreement, “business day” shall mean any day that is not a Saturday, Sunday or statutory or civic holiday in the Province of Ontario.

4.7                                                                               Currency

All sums of money referred to in this Agreement shall mean Canadian funds.

4.8                                                                               Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Offer.

4.9                                                                               Entire Agreement and Schedules

This Agreement, including the Appendix hereto, constitutes and comprises the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof. The Appendix hereto shall for all purposes form an integral part of this Agreement.

4.10                                                                        Amendment

This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

4.11                                                                        Specific Performance and Injunctions

Each of the parties hereto agrees with the others that: (i) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction. The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

4.12                                                                        Augusta Shares

References to “Augusta Shares” and “Subject Securities” include any securities into which the Augusta Shares and other Convertible Securities of Augusta may be reclassified, subdivided, consolidated or converted and any rights and benefits arising therefrom, including any distributions of securities which may be declared in respect of such securities.

4.13                                                                        Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

4.14                                                                        Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, then the next succeeding business day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not, then the next succeeding business day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(i)                  if to the Shareholder, at the address or facsimile number set out in Appendix I with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

155 Wellington Street West

Toronto, ON M5V 3J7

Attention:  Kevin Thomson and Peter Hong

Facsimile: (416) 863-0871

(ii)               if to the Offeror:

HudBay Minerals Inc.
25 York Street, Suite 800
Toronto, Ontario  M5J 2V5

Attention: Patrick Donnelly
Facsimile: (416) 362-7844

with a copy (which shall not constitute notice) to:

Goodmans LLP
Suite 3400, 333 Bay Street
Toronto, ON M5H 2S7

Attention:  Jonathan Lampe and Kari MacKay
Facsimile: (416) 979-1234

4.15                                                                        Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.16                                                                        Definitions, Gender and Number

Any capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Support Agreement. Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

4.17                                                                        Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

4.18                                                                        Expenses

Each of the parties shall bear their own legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement.

4.19                                                                        Independent Legal Advice

The Shareholder acknowledges that:

(a)                                 the Shareholder has: (i) read this Agreement in its entirety, understands it and agrees to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, legal counsel concerning the terms and conditions of this Agreement;

(b)                                 the Shareholder has been advised to seek independent legal advice with respect to executing and delivering this Agreement and the Shareholder has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and

(c)                                  the Shareholder is entering into this Agreement voluntarily.

As the parties to this Agreement have been represented by counsel during its negotiation and execution, each of them waives the application of any law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

4.20                                                                        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.  The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[Signatures on following page]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

OFFEROR:

HUDBAY MINERALS INC.

Per:	“David S. Bryson”
Name: David S. Bryson
Title: Senior Vice President and CFO

SHAREHOLDER:

“Signature of Shareholder”
Witness	Name

If a Corporation:

Per:	“Signature of Corporate Shareholder”
Name:
Title:
I have authority to bind the Shareholder

Per:
Name:
Title: I have authority to bind the Shareholder

APPENDIX I

SUBJECT SECURITIES

NAME:

ADDRESS:

FACSIMILE:

E-MAIL:

APPENDIX I

	NUMBER OR PRINCIPAL AMOUNT OF SECURITIES	EXERCISE OR CONVERSION PRICE
Augusta Shares
Options
Warrants
Restricted Shares
RSUs
Notes